Exhibit 10.1

Wells Fargo Bank, National Association 400 Hamilton Ave., Suite 110 Palo Alto, CA 94301 Wells Fargo Securities, LLC 550 California Street 12th Floor San Francisco, CA 94104

October 29, 2015

Omnicell, Inc.

590 E. Middlefield Foard

Mountain View, CA 94043

Attention:  Peter Kuipers, Chief Financial Officer

Re:                 Project Archimedes Commitment Letter

$300.0 Million Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, the “Commitment Parties” or “we” or “us”) that Omnicell, Inc. (the “Borrower” or “you”) seeks financing to (a) fund a portion of the purchase price for the proposed acquisition (the “Acquisition”) by the Borrower, directly or indirectly, through one or more direct or indirect wholly-owned subsidiaries of the Borrower (collectively, the “Buyer”), of all the equity interests of Aesynt Coöperatief U.A., a cooperative with excluded liability organized under the laws of The Netherlands (the “Acquired Company”), from Aesynt Holding, L.P., an exempted limited partnership registered under the laws of the Cayman Islands (“Aesynt Holding”), and Aesynt, Ltd., an exempted limited company registered under the laws of the Cayman Islands (“Aesynt”, and together with Aesynt Holding, the “Sellers”), pursuant to a securities purchase agreement by and among the Borrower, the Buyer, the Acquired Company and the Sellers (the “Acquisition Agreement”), (b) refinance the existing indebtedness of (i) the Borrower and its subsidiaries under that certain Credit Agreement, dated September 25, 2013, by and among the Borrower, the subsidiary guarantors party thereto, the lenders party thereto and Wells Fargo Bank, as administrative agent, as amended (the “Existing Credit Agreement”), and (ii) the Acquired Company and its subsidiaries under that certain Credit Agreement, dated as of May 8, 2014, among Aesynt Holdings Coöperatief U.A., Aesynt Incorporated, TPG Specialty Lending, Inc., as administrative agent and lender, and Wells Fargo Bank, as issuing bank and lender, as amended (the “Target Credit Agreement” and, such refinancings, collectively, the “Refinancing”), (c) pay fees, commissions and expenses in connection with the Transactions (as defined below) and (d) finance ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”).  This Commitment Letter (as defined below) describes the general terms and conditions for senior secured credit facilities of up to $300.0 million to be provided to the Borrower consisting of (a) a term loan facility of $200.0 million (the “Term Loan A Facility”), and (b) a revolving credit facility of $100.0 million (the “Revolving Credit Facility” and, collectively with the Term Loan A Facility, the “Senior Credit Facilities”).  On the Closing Date, after giving effect to the Transactions, none of the Borrower, the Acquired Company or any of their respective subsidiaries shall have any outstanding indebtedness other than as permitted pursuant to paragraph 5 on the Conditions Annex (as defined below).

As used herein, the term “Transactions” means, collectively, the Acquisition, the Refinancing, the initial borrowings under the Senior Credit Facilities on the Closing Date and the payment of fees, commissions and expenses in connection with each of the foregoing.  This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”.  The date on which the Senior Credit Facilities are closed is referred to as the “Closing Date”.  Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Acquisition.

1.                                      Commitment.  Upon the terms and subject to the conditions set forth in this Commitment Letter and in the fee letter dated the date hereof from the Commitment Parties to you (the “Fee Letter”), Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Senior Credit Facilities (the “Commitment”).

2.                                      Titles and Roles.  Wells Fargo Securities, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) in arranging and syndicating the Senior Credit Facilities and Wells Fargo Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.  No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) unless you and we shall agree in writing; provided that the Lead Arranger shall have the right, in consultation with you, to award titles to other co-agents, arrangers or bookrunners who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of the Senior Credit Facilities (it being further agreed that (x) no other agent, co-agent, arranger or bookrunner (other than the Lead Arranger) will have rights in respect of the management of the syndication of the Senior Credit Facilities (including, without limitation, in respect of “market flex” rights under the Fee Letter, over which the Lead Arranger will have sole control) and (y) Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Credit Facilities).

3.                                      Conditions to Commitment.  The Commitment and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Term Sheet under the heading “Conditions to All Extensions of Credit” and in the Conditions Annex (the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter or the Fee Letter) other than the Funding Conditions (and upon satisfaction or waiver by the Commitment Parties in their sole discretion of the Funding Conditions, the initial funding under the Senior Credit Facilities shall occur in accordance with the terms hereof).

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking

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concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Acquired Company, the Borrower and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (i) such of the representations made by the Acquired Company and/or the Sellers or their subsidiaries or affiliates or with respect to the Acquired Company, its subsidiaries or its business in the Acquisition Agreement as are material to the interests of the Lenders referred to below (the “Specified Acquisition Agreement Representations”), but only to the extent that you or the Buyer have the right to terminate Buyer’s obligations (and your obligations as a guarantor of the Buyer) under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any notice requirement) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the Funding Conditions are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the delivery of certificates evidencing the equity securities required to be pledged pursuant to the Term Sheet (other than with respect to any subsidiary not organized or incorporated in the United States or any state thereof and with respect to the Acquired Company and its subsidiaries, to the extent that such stock certificates of the Acquired Company or its subsidiaries are not received from the Acquired Company on or prior to the Closing Date) and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected or, solely in the case of any security interest created under foreign law, provided, on the Closing Date after your use of commercially reasonable efforts to do so, then the perfection or provision, as the case may be, of such security interests shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but instead shall be required to be perfected within 75 days after the Closing Date (or such later date as agreed by the Administrative Agent) pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower acting reasonably.  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate existence of the Credit Parties and good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating solely to the Credit Parties entering into and performance of the Financing Documentation; no conflicts with or consents under the Credit Parties’ organizational documents or applicable law, in each case, solely with respect to entering into and performance of the Financing Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower, the Acquired Company and their respective subsidiaries on a consolidated basis (it being agreed that solvency shall be determined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered on the Closing Date pursuant to the form of solvency certificate set forth in Annex C hereto; use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; FCPA; laws relating to sanctioned persons; and subject to the parenthetical in the immediately preceding sentence, perfection, creation and validity of security interests in the Collateral; and the status of the Senior Credit Facilities and the guaranties thereof as senior debt (or equivalent term) and, to the extent applicable, “designated senior debt” (or an equivalent term).  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4.                                      Syndication.

(a)                                 The Lead Arranger intends and reserves the right, both prior to and after the Closing Date, to secure commitments for the Senior Credit Facilities from a syndicate of banks, financial institutions and other entities (such banks, financial institutions and other entities committing to the

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Senior Credit Facilities, including Wells Fargo Bank, the “Lenders”) identified by the Lead Arranger in consultation with you and reasonably acceptable to the Lead Arranger and you (your consent not to be unreasonably withheld or delayed) upon the terms and subject to the conditions set forth in this Commitment Letter; provided that we will not syndicate the Senior Credit Facilities to (i) those persons identified by you in writing to us from time to time that are competitors of the Borrower, the Acquired Company or their respective subsidiaries (other than any bona fide debt investment funds), (ii) those persons identified by you in writing to us prior to the date hereof and (iii) in the case of each of clauses (i) and (ii), any of their subsidiaries or affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (i) above) that are either (A) identified in writing by you to us from time to time or (B) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively “Disqualified Lenders”); provided that the foregoing shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the Senior Credit Facilities or acquired an assignment or participation interest in the Senior Credit Facilities to the extent such party was not a Disqualified Lender at the time of the applicable allocation, assignment or participation, as the case may be.  Until the earlier of (i) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the date that is 60 days following the Closing Date (the “Syndication Date”), you agree to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company (to the extent practical and appropriate and not in contravention of the Acquisition Agreement) to, assist us actively in achieving a syndication of the Senior Credit Facilities that is satisfactory to us and you.  To assist us in our syndication efforts, you agree that you will, and will cause your subsidiaries, representatives and advisors to, as applicable, (i) provide to the Commitment Parties and the other Lenders upon request all information reasonably deemed necessary by the Lead Arranger to assist the Lead Arranger and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management, and (to the extent reasonable and practical and not in contravention of the Acquisition Agreement) use commercially reasonable efforts to make appropriate members of management of the Acquired Company, available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arranger, one or more meetings and/or calls with prospective Lenders at mutually agreed times, frequency and locations, (iv) assist the Lead Arranger in the preparation of one or more confidential information memoranda and other marketing materials in form and substance reasonably satisfactory to the Lead Arranger (provided that you agree to use commercially reasonable efforts to finalize such memoranda and materials no later than 45 days following the date hereof) to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Borrower and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Acquired Company, and (vi) your ensuring (and using your commercially reasonable efforts to cause the Acquired Company to ensure) that prior to the later of the Closing Date and the Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or the Acquired Company and its subsidiaries, being offered, placed or arranged (other than (A) the Senior Credit Facilities, (B) foreign lines of credit, letters of credit, purchase money and capital lease financings permitted under the Existing Credit Agreement, (C) letters of credit under the Target Credit Agreement and (D) any indebtedness of the Acquired Company and its subsidiaries permitted to be incurred or outstanding pursuant to the Acquisition Agreement) without the written consent of the Lead Arranger.  Notwithstanding anything to the contrary contained in this Commitment Letter (including, the Term Sheet) or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date.

(b)                                 The Lead Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Senior Credit Facilities (in consultation with you), including decisions as to the

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selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted (subject to your consent right set forth in the preceding paragraph and in any event excluding Disqualified Lenders), any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities.  Notwithstanding the Lead Arranger’s right to syndicate the Senior Credit Facilities and receive commitments with respect thereto, unless otherwise agreed to by you, (i) Wells Fargo Bank shall not be relieved or released from its obligations hereunder (including its obligation to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation in the Senior Credit Facilities, including its Commitment, until the initial funding under the Senior Credit Facilities has occurred on the Closing Date has occurred, (ii) no assignment by Wells Fargo Bank shall become effective with respect to all or any portion of the Commitment until the initial funding of the Senior Credit Facilities and (iii) unless you and we agree in writing, Wells Fargo Bank will retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.  Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Credit Facilities and in no event shall the successful completion of the syndication of the Senior Credit Facilities constitute a condition to the availability of the Senior Credit Facilities on the Closing Date.

5.                                      Information.

(a)                                 You represent, warrant and covenant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower, the Acquired Company and their respective subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives or subsidiaries (or on your behalf) in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, (x) was, at the time it was furnished, and in the case of Information made available after the date hereof, when furnished will be, correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives or subsidiaries (or on your behalf) in connection with the transactions contemplated hereby (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties or the Lenders, it being understood that such Projections are not to be viewed as facts or guarantees of future performance and that actual results, many of which are beyond your control, may vary materially from the Projections.  You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections (or, prior to the Acquisition, in the case of Information and Projections regarding the Acquired Company, use commercially reasonable efforts to supplement) so that such representations are correct in all respects under those circumstances.  Solely as they relate to matters with respect to the Acquired Company and its subsidiaries, the foregoing representations, prior to the Closing Date warranties and covenants are made to the best of your knowledge.  We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections.  You acknowledge that we may

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share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, or any of your or their subsidiaries (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.  The accuracy of the foregoing representations, in and of itself, shall not be a condition to our obligations hereunder or the funding of the Senior Credit Facilities on the Closing Date.

(b)                                 You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company or their respective subsidiaries or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”).  At the request of the Lead Arranger, (A) you will assist, and cause your advisors, and to the extent possible using commercially reasonable efforts, appropriate representatives of the Acquired Company to assist, the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Senior Credit Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, and (C) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”.  Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders; provided that such materials have been provided to you for review a reasonable period of time prior thereto: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Senior Credit Facilities, (y) publicly filed financial statements regarding the Borrower and (z) drafts and final versions of the Term Sheet and the Financing Documentation.  If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you.  Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.

6.                                      Indemnification.  You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (collectively, a “Proceeding”) regardless of whether such Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party, you, the Acquired Company or any of your or its respective affiliates), (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the

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Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Senior Credit Facilities, and will reimburse each Indemnified Party for all out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction and specialty counsel in each relevant specialty to the affected Indemnified Parties similarly situated and taken as a whole) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (x) such Indemnified Party’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (y) a material breach of such Indemnified Party’s funding obligations under this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment or (z) any disputes among the Indemnified Parties (other than disputes involving claims against the Lead Arranger or administrative agent or similar Person in their capacities as such) and not arising from any act or omission by the Borrower or any of its affiliates.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  None of you or any Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Financing Documentation or any other element of the Transactions (provided that this sentence shall not reduce your indemnity or reimbursement obligations set forth in this paragraph).  No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party.  You shall not be liable for any settlement of any actions, suits or proceedings (or expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment for the plaintiff against an Indemnified Party in any such actions, suits or proceedings, you agree to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above.   Notwithstanding the immediately preceding sentence, if at any time an Indemnified Party shall have requested reimbursement for fees, costs and expenses in respect of any Proceeding for which indemnification is being sought in accordance with this Commitment Letter, you shall be liable for any settlement referred to in the immediately preceding sentence effected without your consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for such reimbursement and (b) you shall not have confirmed to such Indemnified Parties your obligation to reimburse each Indemnified Party for its fees, costs and expenses in connection therewith in accordance with this section prior to the date of such settlement. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

7.                                      Expenses.  You agree to reimburse each of the Commitment Parties, from time to time on demand, for all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties, including, without limitation, reasonable legal fees and expenses, due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak and communication costs, incurred in

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connection with the syndication and execution of the Senior Credit Facilities and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter, the Financing Documentation and any security arrangements in connection therewith regardless of whether the Closing Date occurs.

8.                                      Fees.  As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

9.                                      Confidentiality.

(a)                                 This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly thereof), (iii) the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Sellers and the Acquired Company in connection with their consideration of the Acquisition, (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) this Commitment Letter, but not the Fee Letter (other than the aggregate fee amount; provided that, if requested by the Securities and Exchange Commission, you may provide a version of the Fee Letter redacted in a customary manner after review by counsel to the Commitment Parties), in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (v) of the Term Sheet and its contents in any syndication or other marketing materials in connection with the Senior Credit Facilities and (vi) of the Term Sheet to any ratings agency in connection with the Transactions.  In connection with any disclosure by you to any third party pursuant to clause (i) above, you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof.  The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facilities (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you.

(b)                                 The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

(c)                                  The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party

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and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory organization having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party or any of its affiliates from a third party that is not, to such Commitment Party’s knowledge, subject to any contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties or any of their affiliates, (f) to such Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Informational Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, or (h) for purposes of enforcing its rights hereunder and in the Fee Letter in any legal proceedings and for purposes of establishing a defense in any legal proceedings.  The Commitment Parties’ obligations under this provision shall remain in effect until the earlier of (i) (x) three years from the date hereof with respect to confidential information of the Acquired Company and its subsidiaries and (y) two years from the date hereof with respect to confidential information of the Borrower and its subsidiaries (other than the Acquired Company and its subsidiaries) and (ii) the date the definitive Facilities Documentation is entered into by us, at which time any confidentiality undertaking in the definitive Facilities Documentation shall supersede this provision.

10.                               Other Services.

(a)                                 Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Sellers, the Acquired Company or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.

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(b)                                 You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Sellers, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Sellers, the Acquired Company or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c)                                  In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Acquired Company or its affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

11.                               Acceptance/Expiration of Commitments.

(a)                                 This Commitment Letter and the Commitment of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein shall automatically terminate at 9:00 p.m. (Eastern Time) on October 29, 2015 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Lead Arranger by such time to the attention of Joseph Paik at joseph.paik@wellsfargo.com.

(b)                                 In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Senior Credit Facilities), (ii) after the execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement, (iii) the date set forth in Section 8.01(f) of the Acquisition Agreement and (iv) 5:00 p.m. (Eastern Time) on October 29, 2016, if the Closing Date shall not have occurred by such time.

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12.                               Survival.  The sections of this Commitment Letter and the Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of Wells Fargo Bank or the undertakings of Wells Fargo Securities set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the Syndication Date; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

13.                               Governing Law.  THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY BREACH THEREOF YOU OR THE BUYER HAVE THE RIGHT TO TERMINATE THE BUYER’S OBLIGATIONS (AND YOUR OBLIGATIONS AS A GUARANTOR OF THE BUYER) UNDER THE ACQUISITION AGREEMENT, (Y) THE INTERPRETATION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE CONDITIONS ANNEX), AND WHETHER A MATERIAL ADVERSE EFFECT HAS OCCURRED, AND (Z) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER.  With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.  The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute.  A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

14.                               Miscellaneous.  This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof.  No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter.  This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Parties, and any

11

purported assignment without such consent shall be void.  This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party.  This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof.  This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Ray Aguilar
Name: Ray Aguilar
Title: VP/Relationship Manager

WELLS FARGO SECURITIES, LLC

By:	/s/ Joseph Paik
Name: Joseph Paik
Title: Director

Agreed to and accepted as of the date first

above written:

OMNICELL, INC.

By:	/s/ Randall A. Lipps
Name: Randall A. Lipps
Title: President and Chief Executive Officer

ANNEX A

$300,000,000

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached

Borrower:	Omnicell, Inc., a Delaware corporation (the “Borrower”).

Sole Lead Arranger and Sole Bookrunner:	Wells Fargo Securities, LLC will act as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”).

Lenders:	Wells Fargo Bank, National Association and a syndicate of financial institutions and other entities (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent, Issuing Bank and Swingline Lender:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent”, the “Issuing Bank” or the “Swingline Lender”, as the case may be).

Senior Credit Facilities:	Senior secured credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of $300.0 million, such Senior Credit Facilities to consist of:

(a)                                 Revolving Credit Facility. A revolving credit facility in an aggregate principal amount of $100.0 million (the “Revolving Credit Facility”) (with subfacilities for (i) standby letters of credit (each, a “Letter of Credit”) in an amount of up to $10.0 million and (iii) swingline loans (each, a “Swingline Loan”) in an amount of up to $10.0 million, each on customary terms and conditions). Letters of Credit will be issued by the Issuing Bank and Swingline Loans may, at the sole discretion of the Swingline Lender, be made available by the Swingline Lender and each Lender with a commitment under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

(b) Term Loan A Facility. A term loan facility in an aggregate principal amount of $200.0 million (the “Term Loan A Facility”).

Use of Proceeds:

The proceeds of the Term Loan Facility will be used, together with cash on hand of the Borrower and borrowings under the Revolving Credit Facility, to finance (a) the consummation of the Acquisition, (b) the Refinancing (including the continuation under the Revolving Credit Facility of letters of credit under the Existing Credit Agreement or the Target Credit Agreement), and (c) the payment of fees and expenses incurred in connection with the Acquisition, the

Refinancing and the Senior Credit Facilities (collectively, the “Transactions”).

The Revolving Credit Facility will be used to provide a portion of the financing for the Acquisition and the Refinancing and ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Closing Date:	The date on which the Senior Credit Facilities are closed (the “Closing Date”).

Availability:	The Revolving Credit Facility will be available on a revolving basis from and after the Closing Date until the Revolving Credit Maturity Date (as defined below).

The Term Loan A Facility will be available only in a single draw of the full amount of the Term Loan A Facility on the Closing Date.

Incremental Term Loans / Revolving Facility Increase:

After the Closing Date, the Borrower will be permitted to incur (a) additional term loans under a new term facility that will be included in the Senior Credit Facilities (each, an “Incremental Term Loan”) and/or (b) increases in the Revolving Credit Facility (each, a “Revolving Facility Increase”), in an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases not to exceed $100.0 million; provided that (i) no default or event of default exists immediately prior to or after giving effect thereto (provided that in the case of Incremental Term Loans used to finance a Limited Condition Acquisition, this clause (i) shall be tested only as of the time of the execution of the acquisition agreement relating to such Limited Condition Acquisition and no payment or bankruptcy default or event of default shall exist on the closing date of such Incremental Term Loans), (ii) no Lender will be required or otherwise obligated to provide any portion of such Incremental Term Loan or Revolving Facility Increase, (iii) the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental Term Loan or any such Revolving Facility Increase (and assuming that the commitments under such Incremental Term Loan and the Revolving Credit Facility and such Revolving Facility Increase are fully drawn) and any permitted acquisition, refinancing of debt or other event giving rise to a pro forma adjustment, with the financial maintenance covenants in the Financing Documentation (provided that in the case of Incremental Term Loans used to finance a Limited Condition Acquisition, this clause (iii) shall be tested only as of the time of the execution of the acquisition agreement relating to such Limited Condition Acquisition (and for the avoidance of doubt, shall give effect to such Limited Condition Acquisition and the incurrence of debt in connection therewith)), (iv) the maturity date of any such Incremental Term Loan shall be no earlier than the then latest Term Loan A Maturity Date (as defined below) and the weighted average life of such Incremental Term Loan shall be no shorter than the then remaining weighted average life of the then latest maturing loans under the Term Loan A Facility, (v) the interest rate margins and (subject to clause (iv)) amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder, (vi) the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Term Loan A Facility, will be reasonably satisfactory to the Administrative Agent and the Borrower (it being understood that no consent shall be required from the Administrative Agent for terms or conditions that are more favorable to the lenders providing such Incremental Term Loans than the Financing Documentation if the Lenders under the Term Loan A Facility receive the benefit of such terms or conditions through their addition to the Financing Documentation), and (vii) each such Revolving Facility Increase shall have the same terms, other than interest rate, unused fees and upfront fees, as the Revolving Credit Facility; provided that in the event that the interest rate margins or unused fees for any Revolving Facility Increase (as determined by the Administrative Agent) are higher than the interest rate margins or unused fees for the Revolving Credit Facility (as determined by the Administrative Agent), then the interest rate margins or unused fees for the Revolving Credit Facility shall be increased to the extent necessary so that such interest rate margins or unused fees, as applicable, are equal to the interest rate margins or unused fees, as applicable, for such Revolving Facility Increase; provided, further, that in determining the interest rate margins applicable to the Revolving Facility Increase and the Revolving Credit Facility (x) the effects of any and all interest rate floors shall be included and (y) any upfront fees and all customary arrangement or commitment fees payable to the Lead Arranger (or its affiliate) in connection with the Revolving Credit Facility or to one or more arrangers (or their affiliates) of any Revolving Facility Increase shall be excluded.

Incremental Term Loans and Revolving Facility Increases will have the same Guarantees from the Guarantors and will be secured on a pari passu basis by the same Collateral as the other Senior Credit Facilities.

The proceeds of any Incremental Term Loans and Revolving Facility Increases may be used for general corporate purposes of the Borrower and its subsidiaries.

“Limited Condition Acquisition” means any permitted acquisition by the Borrower or one or more of its subsidiaries whose consummation is not conditioned on (i) the availability of, or on obtaining, third party financing, (ii) receipt of proceeds of any investment, or (iii) redemption or repayment of indebtedness requiring irrevocable notice in advance of such redemption or repayment.

Documentation:

The documentation for the Senior Credit Facilities will include, among other items, a credit agreement, guarantees and appropriate pledge, security, mortgage and other collateral documents (collectively, the “Financing Documentation”), all consistent with this Term Sheet and the Existing Credit Agreement; provided that (i) the Financing Documentation will contain such other terms as are usual and customary for credit facilities for comparably leveraged companies in a similar industry, consistent with the operational requirements of the Borrower and its subsidiaries and give due regard to their size, cash flow, industry, business, business practices and operations (including changes from the Existing Credit Agreement to reflect the foregoing), (ii) the Financing Documentation will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Term Sheet and otherwise be subject to the Limited Conditionality Provision and in a form that will not impair the availability of the Senior Credit Facilities on the Closing Date, (iii) the Financing Documentation will reflect operational, agency, assignment and related provisions not specifically set forth in this Term Sheet and not in contravention of anything specifically set forth in this Term Sheet that are customarily included in credit agreements with respect to which the Administrative Agent acts as administrative agent and (iv) the Financing Documentation will provide for the cure of mistakes or defects in this Term Sheet. The provisions of this paragraph are referred to as the “Documentation Principles.”

Guarantors:

The obligations of (a) the Borrower under the Senior Credit Facilities and (b) any Credit Party (as defined below) under any hedging agreements and under any treasury management arrangements entered into between such Credit Party and any counterparty that is the Lead Arranger, the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement or treasury management arrangement is executed and certain existing hedging agreements and treasury management arrangements entered into with the Administrative Agent or a Lender (or any affiliate thereof) prior to the Closing Date (collectively, the “Secured Obligations”) will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or formed direct domestic subsidiary and indirect (but only directly through other domestic subsidiaries) subsidiary of the Borrower (other than immaterial subsidiaries and other than Excluded Foreign Subsidiaries) (each a “Guarantor”; such guarantee being referred to as a “Guarantee”); provided that any first-tier foreign subsidiary of a Credit Party that is disregarded for U.S. federal income tax purposes and that is not an Excluded Foreign Subsidiary shall not be deemed to be a foreign subsidiary. All Guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to as the “Credit Parties”. For purposes of this Term Sheet, “Excluded Foreign Subsidiary” means any subsidiary (i) that is a “controlled foreign corporation” as defined in Section 957 of the U.S. Internal Revenue Code of 1986, as amended, (each such entity described in this subpart (i) is herein referred to as a “CFC”), (ii) that is a subsidiary of a CFC, irrespective of whether it is a domestic or foreign subsidiary, or (iii) substantially all of the assets of which are directly or indirectly held equity interests in a CFC (each subsidiary described in this subpart (iii) is herein referred to as a “Foreign Subsidiary Holding Company”).

Security:

The Secured Obligations will be secured by valid and perfected first priority (subject to certain customary exceptions set forth in the Financing Documentation consistent with the Documentation Principles) security interests in and liens on all of the following (collectively, the “Collateral”):

(a)                                 (i) 100% of the equity interests of all present and future domestic subsidiaries of any Credit Party (other than any domestic subsidiary that is an Excluded Foreign Subsidiary) and (ii) 65% of the voting equity interests and 100% of the non-voting equity interests of all present and future first-tier foreign subsidiaries or Foreign Subsidiary Holding Companies of any Credit Party; provided that any first-tier foreign subsidiary that is not an Excluded Foreign Subsidiary and that is treated as a disregarded entity for U.S. federal income tax purposes shall be deemed to be a domestic subsidiary;

(b)                                 Except as otherwise provided in subpart (a) above, all of (i) the tangible and intangible personal property and assets of the Credit Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash) and (ii) all fee-owned real property interests with a value above a threshold to be agreed; and

(c) All products, profits, rents and proceeds of the foregoing.

Notwithstanding the foregoing, the Collateral shall exclude the following: (i) motor vehicles, airplanes, vessels and other assets subject to certificates of title, (ii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Financing Documentation, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (iii) any fee owned real property with a fair market value of less than an amount to be agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered after the Closing Date in accordance with the Limited Conditionality Provision) and all leasehold interests in real property, (iv) intent to use trademark applications, (v) margin stock and, to the extent requiring the consent of one or more third parties (that are not the Borrower or its Subsidiaries) or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement (in each case that is in effect on the Closing Date or on the date of acquisition or formation of such subsidiary or joint venture and not in contemplation of this exclusion), equity interests in any person other than wholly-owned material subsidiaries, (vi) deposit accounts of any Credit Party used for payroll, payroll taxes or employee benefits, “zero-balance accounts” and escrow accounts and deposits to secure letters of credit, surety or performance bonds or similar obligations and other cash collateral accounts constituting permitted liens, (vii) other assets that are excluded from the collateral under the Existing Credit Agreement consistent with the Documentation Principles, (viii) assets where the Administrative Agent and the Borrower agree the cost of obtaining a security interest in such assets are excessive in relation to the value afforded thereby, (ix) if the granting of a security interest in such asset would be prohibited by applicable law and (x) other exceptions to be mutually agreed upon. All such security interests in personal property and all liens on real property will be created pursuant to, and will comply with, Financing Documentation reasonably satisfactory to the Administrative Agent (subject to the Documentation Principles). Credit Parties shall be required to use commercially reasonable efforts to obtain landlord waivers for locations to be agreed (which shall, in any case, be a post-closing obligation and be limited to (A) those location under the Existing Credit Facility for which landlord waivers were obtained and (B) additional and future locations to be determined based on the same criteria as applied under the Existing Credit Facility).

Notwithstanding anything to the contrary, the Borrower and the subsidiary Guarantors shall not be required, nor shall the Administrative Agent be authorized to take any action, with respect to any assets located outside of the United States, except that (i) the Administrative Agent may require local law pledge agreements in respect of the shares of the Acquired Company held by any Credit Party and (ii) subject to the other limitations set forth herein, the Administrative Agent may require local law pledge agreements in respect of the shares of any foreign subsidiary of a Credit Party that (together with its subsidiaries) contributes more than a percentage of assets or EBITDA of the Borrower and its subsidiaries to be agreed.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Limited Conditionality Provisions.

Final Maturity:

The final maturity of the Revolving Credit Facility will occur on the five year anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

The final maturity of the Term Loan A Facility will occur on the five year anniversary of the Closing Date (the “Term Loan A Maturity Date”).

Amortization:

The Term Loan A Facility will amortize in equal quarterly installments, commencing with the first full quarter ending after the Closing Date, based on the following amortization table, with the remainder due on the Term Loan A Maturity Date.

Year 1:	5.0%

Year 2:	5.0%

Year 3:	10.0%

Year 4:	10.0%

Year 5:	15.0%

Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facilities will be as specified in the Fee Letter and on Schedule I attached hereto.

Mandatory Prepayments and Commitment Reductions:	Subject to the next paragraph, the Senior Credit Facilities will be required to be prepaid with:

(a)

100% of the net cash proceeds (net of taxes attributable thereto, costs and expenses in connection therewith, repayments of debt secured by such asset or (in the case only of other permitted debt (if any) secured by equal and ratable liens on the Collateral) otherwise subject to mandatory prepayment as a result thereof (and limited, in the case of such other debt, to its proportionate share of such prepayment) and the amount of reserves established to fund contingent liabilities reasonably estimated to be payable and directly attributable thereto) of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries (including the issuance by any such subsidiary of any of its equity interests) (subject to exceptions to be agreed) that are not re-invested (or committed to be reinvested) within 12 months and, if so committed, reinvested no later than 180 days after the end of such 12 month period (subject to threshold amounts per transaction and per fiscal year to be mutually agreed upon); and

(b)

100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation) by the Borrower or any of its subsidiaries.

All such mandatory prepayments will be applied first, to prepay outstanding loans under the Term Loan A Facility and any Incremental Term Loans on a pro rata basis and second, to prepay outstanding loans under the Revolving Credit Facility with no permanent reduction in the commitment under the Revolving Credit Facility. All such mandatory prepayments of the Term Loan A Facility and any Incremental Term Loans will be applied to the remaining scheduled amortization payments in the inverse order of maturity.

Notwithstanding the foregoing, at any time that the Total Leverage Ratio is less than 2.50 to 1.00, all mandatory prepayments under clause (a) above shall be limited to the extent that the Borrower determines that such prepayment would result in adverse tax consequences related to the repatriation of funds or would be prohibited, restricted or delayed by applicable law (e.g. financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) or organizational document restrictions (including as a result of minority ownership). The non-application of any such mandatory prepayment amounts as a result of the foregoing sentence will not constitute a default or an event of default and such amounts shall be available for working capital purposes of the applicable foreign subsidiaries. The Borrower will undertake to use commercially reasonable efforts for a period of no greater than one year to overcome or eliminate any such restriction and/or minimize any such costs of prepayment and/or use the other cash resources of the Borrower and its subsidiaries (subject to the considerations above) to make the relevant payment. Notwithstanding the foregoing, any prepayments under clause (a) made after application of the above provision shall be net of any costs, expenses or taxes incurred by Borrower and its subsidiaries or any of its affiliates or equity partners and arising as a result of compliance with the preceding sentence.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (except in the case of paragraph (a) above). Any prepayment amount so declined may be retained by the Borrower.

Optional Prepayments and Commitment Reductions:

Loans under the Senior Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs). Any optional prepayment of the Term Loan A Facility or any Incremental Term Loan Facility will be applied as directed by the Borrower.

Conditions to Closing and Initial Extensions of Credit:

The making of the initial extensions of credit under the Senior Credit Facilities will be subject solely to satisfaction of the conditions precedent set forth (a) in the “Conditions to All Extensions of Credit” section below and (b) in the Conditions Annex.

Conditions to All Extensions of Credit:

Each extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date (subject, on the Closing Date, to the Limited Conditionality Provision) (provided that in the case of the borrowing of Incremental Term Loans used to finance a Limited Condition Acquisition, to the extent the lenders participating in such Incremental Term Loans agree, this clause (a) shall be subject only to “Specified Representations” (to be defined in the Financing Documentation)) and (b) except as described in clause (i) of the proviso under “Incremental Term Loans/Revolving Facility Increase” with respect to Incremental Term Loans incurred to finance Limited Condition Acquisitions, after the initial funding on the Closing Date, no default or event of default under the Senior Credit Facilities shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:

Limited to the following (which will be applicable to the Borrower and its subsidiaries, be consistent with the Documentation Principles and be subject to materiality thresholds and exceptions to be mutually agreed): organizational and legal status, financial statements; capital structure; organizational power and authority; no default; no conflict with laws or material agreements; enforceability; absence of material litigation, environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including, without limitation, Regulations T, U and X, the Investment Company Act, the PATRIOT Act, laws relating to sanctioned persons, FCPA, environmental laws and OFAC; payment of taxes and other obligations; ownership of properties; ownership, right to use and non-infringement of intellectual property; insurance; solvency; absence of any material adverse change; senior debt status; collateral matters including, without limitation, perfection and priority of liens;

labor matters; material contracts; no burdensome restrictions; accuracy of disclosure; and healthcare regulatory matters.

Affirmative Covenants:

Limited to the following (which will be applicable to the Borrower and its subsidiaries, be consistent with the Documentation Principles and be subject to materiality thresholds and exceptions to be mutually agreed): use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; maintenance of all material contracts and licenses; necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws, ERISA and the PATRIOT Act); maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; financial and collateral reporting (including annual audited and quarterly (for the first three fiscal quarters of each fiscal year) unaudited financial statements (in each case, accompanied by covenant compliance certificates and management discussion and analysis) and annual updated budgets); management letters; additional Guarantors and Collateral; domestic banking relationship; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:

The following (which will be applicable to the Borrower and its subsidiaries, be consistent with the Documentation Principles and be subject to materiality thresholds and exceptions to be mutually agreed: limitation on debt (including disqualified equity interests); limitation on liens; limitation on negative pledges; limitation on loans, advances, acquisitions and other investments; limitation on dividends, distributions, redemptions and repurchases of equity interests (which shall permit the Borrower to effect repurchases of its equity interests pursuant to repurchase programs in an amount not to exceed an amount to be agreed per year); limitation on fundamental changes and asset sales and other dispositions (including, without limitation, sale-leaseback transactions); limitation on prepayments, redemptions and purchases of subordinated and certain other debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; limitation on amendment of organizational documents; limitation on capital expenditures in excess of an amount to be agreed per year; limitation on additional designated senior debt; and limitation on deposit accounts and securities accounts.

In addition, the Financing Documentation will specifically allow (a) transactions solely among the Borrower and the Guarantors, (b) intercompany loans from the Borrowers or Guarantors to non-Guarantor subsidiaries of the Credit Parties in a an aggregate amount at any one time outstanding not in excess of an amount to be agreed

(provided such loans are evidenced by a promissory note pledged to the Administrative Agent) and (c) acquisitions not in excess of $50.0 million per transaction and $200.0 million in the aggregate, subject to conditions to be agreed, including the absence of defaults and events of default and pro forma compliance with the Financial Covenants (which, in the case of a Limited Condition Acquisition, shall be measured only at the time of the execution of the acquisition agreement relating to such Limited Condition Acquisition); provided that acquisitions of entities or assets that will not become or be owned by Credit Parties shall be subject to additional limitations to be mutually agreed (“Permitted Acquisitions”).

Financial Covenants:

The following:

(a)                                 Maximum Total Leverage Ratio of 3.00 to 1.00; and

(b)                                 Minimum Fixed Charge Coverage Ratio of 1.50 to 1.00.

The financial covenants will apply to the Borrower and its subsidiaries on a consolidated basis, with definitions to be mutually agreed upon.

“Total Leverage Ratio” means, with respect to any four quarter test period, the ratio of (a) Consolidated Funded Indebtedness, as of the last day of such test period to (b) Consolidated Adjusted EBITDA for such test period.

“Minimum Fixed Charge Coverage Ratio” means, with respect to any four quarter test period, the ratio of (a) Consolidated Adjusted EBITDA, less capital expenditures, restricted payments and income taxes paid in cash, to (b) the sum of cash interest expense and scheduled payments of Consolidated Funded Indebtedness in each case on a consolidated basis with respect to such test period.

“Consolidated Funded Indebtedness” means, with respect to the Borrower and its subsidiaries, the outstanding principal amount of indebtedness for borrowed money, purchase money indebtedness, the principal portion of capital leases, the principal component of debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, obligations in respect of preferred stock and drawn amounts in respect of letters of credit and similar facilities (and any guarantees of the foregoing) (but excluding, for the avoidance of doubt, any obligations in respect of treasury and cash management services and hedging obligations (other than any overdrafts incurred in respect of the foregoing)), in each case, of the Borrower and its subsidiaries.

For purposes of calculating Consolidated Adjusted EBITDA, “Consolidated Adjusted EBITDA” as used herein shall be defined in a manner to be mutually agreed, consistent with the Documentation

Principles, but in any event shall include, without duplication, add-backs for (i) income and franchise taxes, (ii) consolidated interest expense, (iii) amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), including adjustments arising under purchase accounting for the Acquisition, (iv) extraordinary losses (excluding extraordinary losses from discontinued operations), (v) non-cash equity-based compensation expenses, (vi) transaction costs related to the Transactions, (vii) transaction costs related to any issuance of indebtedness permitted pursuant to the Financing Documentation (other than the issuance of indebtedness pursuant to the Financing Documentation); provided that the aggregate amount added back pursuant to this clause (vii) during any period of four (4) consecutive fiscal quarters shall not exceed $10,000,000, and (viii) transaction costs related to any permitted acquisition (including the Acquisition) and any restructuring costs (including severance and retention expenses), integration costs and write-offs of intangibles in connection with such permitted acquisition, in each case with respect to such restructuring costs or write-offs, to the extent paid or made within twelve (12) months of the closing of such Permitted Acquisition; provided that the aggregate amount added back pursuant to this clause (viii) during any period of four (4) consecutive fiscal quarters, together with any amounts added pursuant to the pro forma calculations described in the next sentence, shall not exceed $15,000,000. Consolidated Adjusted EBITDA shall be calculated on a pro forma basis to give effect to the Acquisition and other material acquisitions, material dispositions or incurrences of indebtedness and to give effect to “run rate” synergies, operating expense reductions, operating improvements and other operating changes that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to be realized within 12 months of the Acquisition or other applicable transaction for which pro forma effect is being given (as certified by a financial officer of the Borrower); provided that the aggregate amount added pursuant to this sentence during any period of four (4) consecutive fiscal quarters, together with any amounts added pursuant to clause (viii) of the previous sentence, shall not exceed $15,000,000.

At the Borrower’s option, the Financing Documentation shall set forth agreed upon amounts for Consolidated EBITDA for any quarter ended prior to the Closing Date to the extent such quarter is required to determine compliance with the Financial Covenants or other leverage ratio.

Events of Default:

Limited to the following (which will be consistent with the Documentation Principles and will be subject to materiality thresholds, exceptions and cure periods to be mutually agreed): non-payment of principal when due or interest, fees or other amounts after a grace period to be mutually agreed by the Borrower and the Lead

Arranger; inaccuracy of representation or warranty in any material respect (or, in any respect, if qualified by materiality) when made or confirmed; non-performance of covenants and obligations; default on other material debt (including hedging agreements); change of control (to be defined in a manner to be mutually agreed, it being understood that such definition shall not include any “continuing director” or similar triggers based on a change to the Borrower’s board of directors); bankruptcy or insolvency; impairment of security; ERISA; material judgments; and actual or asserted invalidity or unenforceability of any Financing Documentation or material liens securing obligations under the Financing Documentation.

Defaulting Lender Provisions, Yield Protection and Increased Costs:

Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for Letters of Credit or Swingline Loans in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender (as such term shall be defined in the Financing Documentation), changes in capital adequacy and capital requirements or their interpretation (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all request, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes. The Borrower shall have the right to replace any Lender that charges any amounts with respect to contingencies described in the immediately preceding sentence.

Assignments and Participations:	(a)

Revolving Credit Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees (to be defined in the Financing Documentation but to exclude any Disqualified Lender) in respect of the Revolving Credit Facility in a minimum amount equal to $5.0 million. The Administrative Agent shall not have any responsibility for determining or monitoring whether any Lender or prospective Lender is a Disqualified Lender.

(b)

Term Loan A Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees in respect of the Term Loan A Facility and any Incremental Term Loan in a minimum amount equal to $1.0 million.

(c)

Consents: The consent of the Borrower will be required for any assignment unless (i) a payment or bankruptcy Event of Default has occurred and is continuing, or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Financing Documentation) or (iii) the assignment is made in connection with the primary syndication of the Senior Credit Facilities and during the period commencing on the Closing Date and ending on the date that is 60 days following the Closing Date (provided such assignees are determined in consultation with the Borrower and the Lead Arranger shall not syndicate to any Disqualified Lender); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Loan A Facility, to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund and (ii) in respect of the Term Loan A Facility or any Incremental Term Loan Facility, to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank and the Swingline Lender will be required for any assignment under the Revolving Credit Facility. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

(c)

No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries. No assignments may be made to any Defaulting Lender.

Required Lenders:

On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Senior Credit Facilities, or if the Senior Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings under the Senior Credit Facilities (the “Required Lenders”); provided that if any Lender shall be a Defaulting Lender (to be defined in the Financing Documentation) at such time, then the outstanding loans and unfunded commitments under the Senior Credit Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders.

Amendments and Waivers:

Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest, fees or other amounts, (iii) extensions of scheduled maturities or times for payment, (iv) reductions in the voting percentages and (v) any pro rata sharing provisions, (b) the consent of all Lenders will be required with respect to releases of all or substantially all of the value of the Collateral or Guarantees and (c) the consent of the Lenders holding more than 50% of the outstanding loans and unfunded commitments under the Revolving Credit Facility shall be required to approve any amendment, waiver or consent for the purpose of satisfying a condition precedent to borrowing under the Revolving Credit Facility that would not be satisfied but for such amendment, waiver or consent.

On or before the final maturity date of each of the Senior Credit Facilities, the Borrower shall have the right to extend the maturity date of all or a portion of the Senior Credit Facilities with only the consent of the Lenders whose loans or commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the Administrative Agent and the Borrower (which may include an increase in the interest rate and/or fees for Lenders providing the extension); it being understood that each Lender under the tranche the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

The Financing Documentation will contain “yank-a-bank” provisions as are usual and customary for financings of this kind.

Indemnification:

The Credit Parties will indemnify the Lead Arranger, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to all indemnified persons (taken as a whole) and, if reasonably necessary, a single local counsel for all indemnified persons (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction and specialty counsel in each relevant specialty to the affected indemnified persons similarly situated and taken as a whole) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from (i) such indemnified person’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a material breach of such indemnified person’s funding obligations under the Financing Documentation as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any disputes among the indemnified persons (other than disputes involving claims against the Lead Arranger or Administrative Agent or similar Person in their capacities as such) and not arising from any act or omission by the Borrower or any of its affiliates.

Expenses:

The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction and with respect to each relevant specialty) of the Administrative Agent and the Lead Arranger (promptly following written demand therefor) associated with the syndication of the Senior Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto and (b) all reasonable out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary counsel and one additional local counsel in each relevant jurisdiction and specialty counsel in each relevant specialty to the affected persons similarly situated and taken as a whole) of the Administrative Agent and each of the Lenders promptly following written demand therefor in connection with the enforcement of the Financing Documentation or protection of rights thereunder.

Governing Law; Exclusive Jurisdiction and Forum:

The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the Financing Documentation, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Lead Arranger and the Administrative Agent:	Latham & Watkins LLP.

Other:

This Summary of Proposed Terms and Conditions is intended as an outline of certain of the material terms of the Senior Credit Facilities and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in Financing Documentation.

SCHEDULE I

INTEREST AND FEES

Interest:

At the Borrower’s option, loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below:

A.                                    Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1%. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

Base Rate Loans will be made on one business day’s notice and will be in minimum amounts to be agreed upon.

B.                                    LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (or twelve months if available and agreed to by all relevant Lenders) as selected by the Borrower and will be at an annual rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars appearing on Reuters Screen LIBOR01 Page (“LIBOR”) plus the applicable Interest Margin (as described below). LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, every three months, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any) and shall in no event be less than 0.0%. Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

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LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.

Swingline loans will bear interest at the Base Rate plus the applicable Interest Margin.

Default Interest:

(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Senior Credit Facilities shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan (including the applicable Interest Margin), fee or other obligation and shall be payable on demand of the Administrative Agent.

Interest Margins:	The applicable interest margins (the “Interest Margins”) will be determined in accordance with the applicable Pricing Grid set forth below.

Commitment Fee:

A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility, with exclusions for Defaulting Lenders. Swingline loans will, for purposes of the Commitment Fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility. Such Commitment Fee will be determined in accordance with the applicable Pricing Grid set forth below. All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Letter of Credit Fees:

The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding Letters of Credit.

Other Fees:	The Lead Arranger and the Administrative Agent will receive such other fees as will have been agreed in a fee letter among them and the Borrower.

Pricing Grid:

The applicable Interest Margins and the Commitment Fee with respect to the Revolving Credit Facility and the Term Loan A Facility shall be based on the Total Net Leverage Ratio (calculated net of unrestricted cash and cash equivalents of the Credit Parties held in accounts subject to the control of the Administrative Agent) pursuant to the following grid:

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Level	Total Net Leverage Ratio	Interest Margin for LIBOR Rate Loans	Interest Margin for Base Rate Loans	Commitment Fee
I	Less than 2.00 to 1.00	1.50%	0.50%	0.20%
II	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.75%	0.75%	0.25%
III	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	2.00%	1.00%	0.30%
IV	Greater than or equal to 3.00 to 1.00	2.25%	1.25%	0.35%

The applicable Interest Margins and the Commitment Fee shall initially be based on the greater of (a) Level II of the Pricing Grid and (b) the Level corresponding to the Total Net Leverage Ratio calculated on a pro forma basis giving effect to the Transactions as of the last day of the most recent quarter of the Borrower ended at least 45 days prior to the Closing Date, until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the second full fiscal quarter ending after the Closing Date.

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ANNEX I to
EXHIBIT C

ANNEX B

$300,000,000

SENIOR SECURED CREDIT FACILITIES

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter

Closing and the making of the initial extensions of credit under the Senior Credit Facilities will be subject to the satisfaction of the following conditions precedent (and only the conditions precedent set forth below):

1.                                      The Financing Documentation, which shall be consistent, in each case, with the Commitment Documents and shall be otherwise reasonably satisfactory to the Lead Arranger and the Borrower, will have been executed and delivered to the Lead Arranger and the Administrative Agent and the Lead Arranger shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of local counsel as may be reasonably requested by the Administrative Agent), which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders, customary evidence of authorization, organizational documents, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and customary officer’s certificate.

2.                                      Subject to the Limited Conditionality Provision and the limitations specified under “Security” in the Term Sheet, the Lead Arranger shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) will have a valid and perfected first priority (subject to certain exceptions to be set forth in the Financing Documentation) lien and security interest in the Collateral (including, without limitation, but subject to the Limited Conditionality Provision, receipt of all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers), and all filings, recordations and searches necessary in connection with the security interests in and liens on the Collateral shall have been duly made or obtained and all filing and recording fees and taxes in connection therewith shall have been duly paid.

3.                                      Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement).

4.                                      The Lead Arranger will have received, in form and substance reasonably satisfactory to the Lead Arranger, true and correct fully-executed copy of the Acquisition Agreement and all exhibits and schedules thereto (it being understood and agreed that the copy of the Acquisition Agreement delivered via email to counsel for the Commitment Parties from Jason Savich of Cooley LLP at approximately 9:33 a.m. (Pacific) on October 29, 2015 (including the exhibits and schedules thereto) is reasonably satisfactory to the Lead Arranger).  The Acquisition shall be consummated substantially concurrently with the initial funding of the Senior Credit Facilities and in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any waiver, modifications or consent thereunder that is materially adverse to the interests of the Lenders, it being understood that, without limitation, (a) any change in the amount or form of the purchase price in excess of 10% (provided that any decrease in purchase price of less than 10% shall be applied to reduce the Term Loan A Facility on a dollar for dollar basis, and any increase in the purchase price of less than 10% shall

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be funded with the proceeds of the issuance of common equity securities of the Borrower), the third party beneficiary rights applicable to the Lead Arranger and the Lenders or the governing law, (b) any modification to the definition of “Material Adverse Effect” in the Acquisition Agreement or (c) any agreement by the Borrower, the Acquired Company or their respective subsidiaries to dispose of, divest or transfer any assets or to hold separate any assets or operations (either before or after the Closing Date) or commit to do any of the foregoing, in each case under this clause (c) to comply with an Antitrust Restraint (as defined in the Acquisition Agreement) imposed by the Federal Trade Commission or the United States Department of Justice, shall be deemed to be a modification or consent that is materially adverse to the interests of the Lenders) unless approved by the Lead Arranger.

5.                                      The Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with the initial borrowing under the Senior Credit Facilities, and the Lead Arranger shall have received customary payoff letters in connection therewith confirming that, upon receipt of a specified dollar amount on the Closing Date, all indebtedness with respect thereto shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial borrowings under the Senior Credit Facilities and to the extent outstanding letters of credit are continued under the Revolving Credit Facility) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the initial borrowing under the Senior Credit Facilities.  On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any outstanding indebtedness (other than (a) indebtedness under the Senior Credit Facilities, (b) intercompany indebtedness among the Borrower and its subsidiaries, (c) indebtedness of a type permitted by Sections 8.1(b), (d), (h), (j), (l) (to the extent incurred prior to the date of the Commitment Letter), (m), (n), (o), and (p) of the Existing Credit Agreement, (d) indebtedness of the Acquired Company and its subsidiaries permitted under the Acquisition Agreement (other than indebtedness subject to the Refinancing) and (e) indebtedness that the Lead Arranger and the Credit Parties agree may remain outstanding under the Financing Documentation).

6.                                      The Lead Arranger shall have received:

(a)                                 with respect to the Borrower and its subsidiaries (other than the Acquired Company and its subsidiaries), (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter (other than the fourth fiscal quarter) ended since the last audited financial statements and at least 45 days prior to the Closing Date (it being acknowledged by the Lead Arranger that it has received audited financial statements for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and unaudited financial statements for the interim fiscal quarters ended March 31, 2015 and June 30, 2015);

(b)                                 with respect to the Acquired Company and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, member’s equity and cash flows for (A) the period from September 24, 2013 to March 31, 2014 and the fiscal year ended March 31, 2015, (B) after the fiscal year end change to September 30 by the Acquired Company in accordance with the Acquisition Agreement, the fiscal year ended September 30, 2015 (if the Closing Date occurs at least 150 days after September 30, 2015) and (C) each completed fiscal year ended after the date hereof (which shall include the fiscal year ended March 31, 2016 if the fiscal year end change to September 30 is not completed) and ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for the six months ended September 30,

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2015 and for each fiscal quarter ended thereafter after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date (it being acknowledged by the Lead Arranger that it has received audited financial statements for the period from September 24, 2013 to March 31, 2014 and the fiscal year ended March 31, 2015 and unaudited financial statements for the six months ended September 30, 2015);

(c)                                  a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrower as of, and for the twelve month period ending on the last day of the most recently completed fiscal quarter for which financial information pursuant to clauses (a) and (b) above are provided, prepared after giving pro forma effect to the Transactions (in accordance with Regulation S-X under the Securities Act of 1933, as amended, other than with respect to the valuation of the property of the Acquired Company and its subsidiaries and purchase price allocations under ASC 805, Business Combinations, and including other adjustments reasonably acceptable to the Lead Arranger) as if the Transactions had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements);

(d)                                 projections prepared by management of balance sheets, income statements and cash flow statements of the Borrower and its subsidiaries on a consolidated basis, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of the Senior Credit Facilities; and

(e)                                  a certificate from the chief financial officer or other officer with equivalent duties of the Borrower (substantially in the form attached as Annex C hereto) certifying that after giving pro forma effect to the Transactions the Borrower and its subsidiaries (on a consolidated basis) are solvent.

7.                                      The Lead Arranger shall have received, at least 3 business days prior to the Closing Date, all documentation and other information that has been reasonably requested in writing at least 7 business days prior to the Closing Date by the Administrative Agent or the Lead Arranger and that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

8.                                      The Lead Arranger shall have been afforded a period of at least 15 consecutive business days after the receipt by the Lead Arranger of written information customarily delivered by a borrower and necessary for the preparation of a customary confidential information memoranda for senior secured term loan financing of this type to be used in connection with the syndication of the Senior Credit Facilities (the “Required Bank Information”); provided that such period shall not include any date from November 26, 2015 through and including November 29, 2015, if such period has not ended on or before December 18, 2014, it shall not commence before January 4, 2016 and if such period has not ended on or before August 19, 2016, it shall not commence before September 5, 2016. If the Borrower shall in good faith reasonably believes that it has delivered to the Lead Arranger the Required Bank Information, it may deliver to the Lead Arranger written notice to that effect (stating when it believes it completed such delivery), in which case the Required Bank Information shall be deemed to have been delivered on the date of the applicable notice unless the Lead Arranger in good faith reasonably believes that the Borrower has not completed delivery of the Required Bank Information and, within three (3) Business Days after its receipt of such written notice from the Borrower, the Lead Arranger delivers a written notice to the Borrower to that effect (stating with reasonable specificity the Required Bank Information that has not been delivered).  The foregoing process may be repeated from time to time by the Borrower at its discretion.

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9.                                      All fees and expenses due to the Lead Arranger, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the reasonable fees and expenses of counsel for the Lead Arranger and the Administrative Agent to the extent the Borrower has received an invoice for such fees and expenses at least one business day prior to the Closing Date) will have been paid.

10.                               The (a) Specified Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) and (b) Specified Acquisition Agreement Representations will be true and correct in all respects, but only to the extent that you or the Buyer have the right to terminate your or its obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any notice requirement).

11.                               On the Closing Date, after giving effect to the Transactions, the sum of (a) unrestricted cash and cash equivalents of the Credit Parties and (b) amounts available to be drawn under the Revolving Credit Facility shall not be less than $50.0 million.

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ANNEX C

OMNICELL, INC.

SOLVENCY CERTIFICATE

[       ], 201

Pursuant to Section [   ] of Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [         ], the undersigned [chief financial officer] [other officer with equivalent duties] of the Borrower hereby certify as of the date hereof, solely on behalf of the Borrower and not in their individual capacity and without assuming any personal liability whatsoever, that:

1.                                      I am familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries.  I have reviewed the [Loan Documents]1 and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor.  I have also reviewed the consolidated financial statements of the Borrower and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of the Borrower and its Subsidiaries.

2.                                      On the Closing Date, after giving effect to the Transactions, (a) the fair value of the property of the Borrower and its Subsidiaries (on a consolidated basis) is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries (on a consolidated basis), (b) the present fair salable value of the assets of the Borrower and its Subsidiaries (on a consolidated basis) is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries (on a consolidated basis) on their debts as they become absolute and matured, (c) the Borrower and its subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, (d) of the Borrower and its Subsidiaries (on a consolidated basis) are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such their property would constitute an unreasonably small capital, and (e) the Borrower and its subsidiaries are able to pay their debts and liabilities, contingent obligations and other commitments as they become absolute and matured in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.2

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

1 Conform to appropriate term in the Credit Agreement.

2 NTD: Conformed to “Solvent” definition in Existing Credit Agreement.

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[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[BORROWER]

By:
Name:
Title:

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